Exhibit 10.20

May 1, 2012

Mr. Eliot Buchanan

Boston, USA

Dear Eliot:

On behalf of Plastiq Inc. (the “Company”), I am pleased to offer you the employment with the Company. The terms and conditions of your employment are set forth below.

1. Position. Your initial position with the Company will be Chief Executive Officer (“CEO”). This is a full-time position.

2. Start Date. Your employment will begin on or around May 1 (the “Start Date”).

3. Salary. The Company will pay you a base salary at the rate of $72,000 USD per year. This salary will be subject to periodic review and adjustments at the Company’s discretion and will be payable in accordance with the Company’s standard payroll schedule.

4. Travel / Expenses Stipend. Any and all expenses pertaining to Company work, including, but not limited to, airfare, hotel, car rental, meals, office supplies, and other miscellaneous expenses, will be covered by the Company. However, it is your responsibility to ensure that you keep proper accounting of these expenses in accordance with the Company’s financial policies.

5. Benefits. At the present time, the Company does not offer medical insurance coverage or other similar benefits. However, you will be eligible to participate in benefits programs that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.

6. Representation Regarding Other Obligations. You also will be required to sign, as a condition of your employment, an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

I have read and accept this employment offer:

/s/ Eliot Buchanan
Signature

Name:	Eliot Buchanan
Dated:	May 1, 2012